Exhibit 10.16

February 16, 2015

Gerry Salemme

Arlington, VA 22207

Dear Gerry,

This letter relates to your employment with Pendrell Corporation, a Washington corporation (“Pendrell”). You have served as Pendrell’s full-time chief strategy officer under the terms and conditions of an employment letter dated July 1, 2011, as supplemented by addenda dated August 25, 2014 and January 1, 2015 (collectively, the “Agreement”). We have mutually determined that your duties no longer warrant full-time employment, which coincides with your desire to pursue activities outside of Pendrell. Therefore, we wish to terminate the Agreement to eliminate your full time employment relationship and replace the employment relationship with the consulting relationship described in this letter. We have agreed on the following.

As of the date of this letter (“Effective Date”), your employment is terminated and you are relieved of your duties as Pendrell’s chief strategy officer. Instead, you will be a consultant to Pendrell, with freedom to pursue professional activities outside Pendrell, subject to (i) devotion of sufficient time to perform your duties, as you deem necessary and appropriate; and (ii) the absence of activities that interfere with the effective performance of your duties to Pendrell.

In your new role, you will provide strategic advice, identify business opportunities for Pendrell, and assess opportunities that are presented to you by the Pendrell Board of Directors or Pendrell management. You will report to the chairperson of Pendrell’s board of directors. You will perform these services in a first class, professional manner with skill, care and diligence, in compliance with all applicable federal, state, and local laws, ordinances, and regulations. You will personally perform the services, and not retain third parties to perform the services unless you obtain Pendrell’s prior written consent, which shall be granted or withheld in Pendrell’s sole discretion. For your consulting services, you will receive a monthly consulting fee of $20,000.

With the exception of your salary through the day prior to the Effective Date and your 2014 performance bonus, which shall be paid to you on the first pay roll date after the Effective Date, all payments under your terminated Agreement will cease as of the Effective Date, and you are hereby relinquishing any and all entitlement to or eligibility for bonus compensation and severance benefits, including any amounts payable under the Agreement. Moreover, you will no longer be eligible for any base salary, bonus, paid time off accruals, severance benefits, 40l(k) matching contributions, insurance benefits or any other employee benefits. As consideration for your agreement to relinquish all such past and future benefits, Pendrell shall pay you, at the next regularly scheduled payroll date following the Effective Date, a lump sum payment of $455,000.

Either you or Pendrell may terminate the consulting relationship at any time upon no less than 30 days advance written notice; provided, however, that before Pendrell may terminate the relationship for Cause (defined below ), Pendrell must provide you with the opportunity to cure the Cause within the 30-day notice period. If Pendrell terminates the consulting relationship without Cause (defined below) or if you terminate the consulting relationship for Good Reason (defined below), Pendrell shall pay to you in lump sum upon termination a termination fee of $455,000 and you shall retain and continue to vest in any existing equity awards through the first anniversary of the termination date, subject to the terms and conditions of Pendrell’s Stock Incentive Plan and your individual plan agreements. If you terminate the consulting relationship for other than Good Reason or if Pendrell terminates the consulting relationship for Cause, no further payments are due, and vesting will cease on your existing equity awards on the termination date.

For purposes of this letter, “Cause” means continued willful material misconduct or intentional failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), personally engaging in activities directly in competition with Pendrell’s existing business, or the performance of an illegal act while purporting to act on Pendrell’s behalf, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets.

For purposes of this letter, “Good Reason” means your involuntary removal from the Pendrell board of directors, a change in your reporting relationship (to someone other than the chairperson of the board of directors), or an ownership change at Pendrell (as defined in Section 382 of the Internal Revenue Code).

As a consultant, you are an independent contractor. Neither you nor any of your employees or agents is entitled to participate in any of Pendrell’s benefit plans. As an independent contractor, you may perform your work in the manner and at times selected by you. You shall remain solely liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other obligations to your employees; provided, however, that Pendrell shall contribute $750 per month through December 31, 2015 in order to retain and provide use of Pendrell’s current office space in Washington, D.C. You shall not be Pendrell’s agent, nor shall you have any right, authority or power to enter into any commitments on behalf of Pendrell unless specifically authorized by Pendrell in writing.

You will submit you r monthly invoices by e-mail to Pendrell for services performed during the previous month, addressed to ap@pendrell.com. Pendrell will pay invoices that are properly submitted within thirty (30) calendar days after receipt.

In light of your continuing relationship with Pendrell, you shall retain and continue to vest in any existing equity awards, subject to the terms and conditions of Pendrell’s Stock Incentive Plan and your individual plan agreements. So long as you continue as a director of Pendrell, you shall maintain your rights under your existing director indemnification agreement. You shall also retain any indemnification rights under your terminated Agreement. You shall also remain obligated to keep Pendrell’s proprietary information confidential according to the terms of your existing Non-Disclosure Agreement. All such rights and obligations shall continue in full force and effect. Except for those rights and obligations, this letter constitutes the final, exclusive and complete understanding and agreement of the parties relating to the consulting services that you will be providing to Pendrell.

We look forward to our continuing relationship with you.

Signature of Acceptance	Sincerely,

Pendrell Corporation

/s/ R. Gerard Salemme	/s/ Tim Dozois
By: R. Gerard Salemme	By:	Tim Dozois
	Title:	Corporate Counsel